(Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-64722

                                   PROSPECTUS

                          International FiberCom, Inc.

                        7,985,720 Shares of Common Stock

     This prospectus is part of a registration statement that covers 7,985,720 shares of our common stock currently owned by the selling shareholders (the "Selling Shareholders") or which may be acquired by them through the exercise of warrants or the conversion of Series D Convertible Preferred Stock. These shares may be offered and sold from time to time by the selling shareholders. We will not receive any of the proceeds from the sale other than from the possible exercise of warrants to purchase 509,554 shares of common stock at $5.89 per share.

     Our common stock is traded on the NASDAQ National Market under the Symbol "IFCI." On June 29, 2001, the average of the high and low prices of the common stock on the NASDAQ National Market was $2.96 per share.

     Unless the context indicates otherwise, all references to "we," "our," the "Company" or "IFC" refer to International FiberCom, Inc. and its subsidiaries. Our principal executive offices are located at 3230 East Broadway Road, Suite 200, Phoenix, Arizona 85040. Our telephone number is (602) 387-4000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN RISKS
                  RELATED TO AN INVESTMENT IN THE COMMON STOCK.

                  The date of this Prospectus is July 25, 2001

                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION............................................3

RISKS FACTORS..................................................................4

USE OF PROCEEDS...............................................................11

SELLING SHAREHOLDERS..........................................................12

PLAN OF DISTRIBUTION..........................................................13

LEGAL MATTERS.................................................................14

EXPERTS.......................................................................14

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 until the Selling Shareholders sell all of their shares.

     * Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000;

     *    Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     *    Form 8-K filed on June 27, 2001;

     * The description of our common stock that is contained in the Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 on Form 8-A, dated August 9, 1994, as amended from time to time.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address and phone number:

                       Secretary
                       International FiberCom, Inc.
                       3230 East Broadway Road, Suite 200
                       Phoenix, Arizona 85040
                       (602) 387-4000

     You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. The Selling Shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of the documents.

                                  RISKS FACTORS

CURRENT ECONOMIC CONDITIONS AFFECTING OUR INDUSTRY MAY ADVERSELY AFFECT US

The current economic conditions in our industry have made it increasingly more difficult for telecommunications companies to obtain equity or debt financing for the purpose of deploying new high-speed communications networks. Additionally, there has been speculation that excess amounts of underutilized fiber optic network infrastructure currently exists in certain parts of the United States. These factors could result in the delay or cancellation of new infrastructure deployment projects. As such, competition for existing projects has increased creating pricing pressures that could decrease our operating margins and adversely impact our ability to generate new business.

THE PRICE OF OUR COMMON STOCK MAY VARY SIGNIFICANTLY IN THE SHORT TERM DUE TO:

The market price of our common stock has historically shown a large amount of price volatility. The range of the closing price for the last 52 weeks has been from a low of $1.50 to a high of $27.50 per share.

-- LARGE FLUCTUATIONS IN THE STOCK MARKET IN GENERAL

The stock market has also experienced extreme price and volume fluctuations that have affected the market price of many companies. These fluctuations have often been unrelated to the operating performance of particular companies. Our common stock price may be affected by these fluctuations. Most recently, certain technology industry companies, and certain high profile telecommunications companies in particular, have reported financial losses that have had a secondary negative effect on all technology companies, including us.

-- FLUCTUATIONS IN OUR OPERATING RESULTS, NEW TECHNOLOGY, ANNOUNCEMENTS OF NEW ACQUISITIONS OR OTHER FACTORS

The trading price of our common stock in the future could be subject to wide fluctuations in response to many factors including:

*    quarterly variations in our operating results or those of our competitors;

* actual or anticipated announcements of new acquisitions by us or our competitors;

*    our ability to successfully integrate new acquisitions;

* actual or anticipated announcements of new contracts by us or our competitors;

*    technical innovations or new products by our competitors;

*    changes in analysts' estimates of our financial performance;

*    changes in capital plans of our cable and other customers; and

*    general industry, economic and financial conditions in the United States.

WE MAY ISSUE EQUITY SECURITIES IN THE FUTURE WHOSE TERMS AND RIGHTS ARE SUPERIOR TO THOSE OF OUR COMMON STOCK

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock. These are "blank check" preferred stock, meaning our board of directors is authorized to designate and issue the shares from time to time without shareholder consent. As of June 22, 2001, we have issued 100,000 of such preferred shares. Additional shares of preferred stock may be issued by our board of directors from time to time in one or more series for the consideration and with the rights and preferences as our board of directors decides. Any shares of preferred stock that may be issued in the future could be given voting and conversion rights that could dilute the voting power and equity of holders of shares of common stock, and have preferences over shares of common stock with respect to dividends and in liquidation.

THE SALE OF MATERIAL AMOUNTS OF OUR COMMON SHARES COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES

Sales of our common stock by the Selling Shareholders may cause the price of our common shares to decrease due to the additional selling pressure in the market. The Series D Convertible Preferred Shares may be converted to common stock by the holders immediately. The warrant is exercisable, upon payment of the exercise price, immediately. We have also entered into a $10 million equity financing agreement, by which we can sell from $250,000 to $2,500,000 worth of our common stock to Crescent International Ltd. ("Crescent"), one of the Selling Shareholders, every 22 days. As part of the equity financing agreement, we are required to register for resale the shares we sell to Crescent, allowing Crescent to immediately thereafter sell these shares on the market. The sale of large amounts of our common stock could cause downward pressure on our stock price, which could cause some of our shareholders to engage in short sales of our common shares, which may cause the price of our stock to decline even further. Crescent is contractually prohibited from engaging in short sales.

SALES OF OUR COMMON STOCK BY OUR OFFICERS AND DIRECTORS OR OTHER LARGE SHAREHOLDERS MAY LOWER THE MARKET PRICE OF OUR COMMON STOCK

Our officers and directors beneficially own an aggregate of 4,372,156 shares of our common stock, including stock options exercisable within 60 days. If our officers and directors, or other shareholders, sell a substantial amount of our common stock, or even the potential for such sales, it could cause the market price of our common stock to decrease and could hurt our ability to raise capital through the sale of our equity securities.

WE MAY ISSUE OPTIONS UNDER OUR STOCK OPTION PLANS AND SELL SHARES UNDER OUR EMPLOYEE STOCK PURCHASE PLAN WHICH MAY DILUTE THE INTEREST OF SHAREHOLDERS

We reserved 441,707 shares of our common stock for issuance under our 1994 Incentive Stock Option and Restricted Stock Purchase Plans, 6,200,000 shares of common stock for issuance under our 1997 Incentive Stock Option and Restricted Stock Plans and 2,000,000 shares for issuance under our Employee Stock Purchase Plan. The exercise price for incentive stock options granted under our plans are set at the market price on the date of grant or, in the case of certain holders, 110% of the market price on the date of grant. Non-statutory options are also granted from time to time outside of our stock option plans. The exercise price of these non-statutory stock options are set at the market price on the date of grant.

If stock options with an exercise price lower than the current market price are exercised, our stockholders will experience dilution. Also, the terms upon which we will be able to obtain equity capital may be affected since the holders of outstanding options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain needed capital on terms more favorable to us than those provided in outstanding options.

IF WE CANNOT ATTRACT AND RETAIN QUALIFIED EMPLOYEES, WE MAY NOT BE ABLE TO IMPLEMENT OUR GROWTH STRATEGY

In implementing our business plan, we will be dependent on our ability to attract and retain highly skilled engineering, managerial, marketing and sales personnel, as well as less highly skilled personnel. The actual number of employees we will need to hire is not determinable and may fluctuate substantially depending on the size and number of new contracts we receive and any changes in the scope of our existing services. Competition for skilled personnel is intense, especially for engineers, and we may not be able to attract a sufficient number of qualified personnel to meet the demand for our services.

Labor shortages or increased labor costs could have a material adverse effect on our ability to implement our growth strategy and manage our operations. The low unemployment rate in the United States has made it more difficult for us to find qualified personnel at low cost in some areas where we operate. We can offer no assurances that we will be able to continue to hire and retain a sufficient skilled labor force necessary to operate efficiently and to support our growth strategy or that our labor expenses will not increase as a result of a shortage in the supply of skilled personnel. Further, our external communications work is labor intensive, and we experience a high rate of turnover in these operations among our unskilled and semi-skilled employees. If we are not able to replace these employees at an appropriate level, our business could be adversely affected.

To manage our growth effectively, we will have to continue to enhance our operational, financial, management and information systems and to motivate and effectively manage our employees. If we are unable to manage our growth effectively, to maintain the quality of our services and products and to retain key personnel, our business, financial condition and results of operations could be materially adversely affected.

OUR QUARTERLY RESULTS COULD FLUCTUATE FOR REASONS BOTH WITHIN AND OUTSIDE OF OUR CONTROL

Our quarterly and annual operating results have fluctuated in the past and will vary in the future due to a variety of factors, many of which are outside of our control.

Factors that are outside our control include:

*    the timing and size of projects undertaken by our customers;

*    fluctuations in the demand for our services;

*    the prices and terms offered by our competitors;

*    costs of integrating acquired technologies or businesses with our own; and

* market conditions within the telecommunications industry and general economic conditions.

Factors that are within our control include:

*    changes  in  our  actual  and  estimated   costs  and  timing   related  to
     fixed-priced, time-certain projects;

*    the timing of expansion into new markets; and

*    the timing and the payments associated with possible acquisitions.

Due to these factors, quarterly revenues, expenses and results of operations could vary significantly in the future. You should consider these factors when evaluating past periods and, because of the potential variability in our results due to these factors, you should not rely upon our past operating results as an indication of our future performance.

MANY OF OUR CONTRACTS MAY BE CANCELED ON SHORT NOTICE

A number of our contracts are substantial in size. Failure to timely or adequately replace large contracts upon completion, the termination of one or more new contracts or the loss of one or more significant customers may materially adversely affect our business and operations. We could experience a material adverse effect on our revenue, net income and liquidity if:

*    our customers cancel a significant number of contracts;

*    we fail to win a significant  number of our existing  contracts upon rebid;
     or

*    we  complete  the  required  work  under  a   significant   number  of  our
     non-recurring projects and cannot replace them with similar projects.

Many of our customers may cancel our long-term contracts with them on short notice, some within 30 days, even if we are not in default under the contracts. As a result, these contracts do not give us the assurances that long-term contracts typically provide. Many of our contracts, including our master service contracts, are subject to rebid or renegotiation at the expiration of their terms and price is often an important factor in the award of these agreements. We cannot assure you that we will be successful in renewing our contracts that expire. We also provide a significant portion of our services on a non-recurring, project-by-project basis.

OUR CONTRACTS SUBJECT US TO UNCERTAIN REVENUE GROWTH

We derive a significant portion of our revenues from our fixed price, unit price and master services contracts for infrastructure development services. A significant decline in the scope of the work that our customers assign us under these contracts could materially and adversely affect our revenues and net income. Under our infrastructure development contracts, we may be one of several companies that perform services for the customer, and our customers have no obligation under our contracts to undertake any infrastructure projects or other work with us.

OUR BUSINESS MAY BE HARMED IF WE INCREASE OUR STAFFING AND EQUIPMENT LEVELS IN ANTICIPATION OF A PROJECT AND UNDERUTILIZE OUR PERSONNEL AND EQUIPMENT BECAUSE THE PROJECT IS DELAYED, REDUCED OR TERMINATED

Because our business is driven by large, frequently multi-month contracts, we project our personnel and equipment needs for future anticipated business. If we increase our staff in anticipation of a project and such project is ultimately delayed, reduced or terminated, we may underutilize these additional personnel and equipment, which would increase our general and administrative expenses and could adversely affect our operating results. Currently, we are reducing and redeploying our personnel and equipment in order to better utilize our resources in certain areas of our business given the present economic conditions of our industry.

OUR  SUCCESS  IS  DEPENDENT   ON  THE   CONTINUED   TREND   TOWARD   OUTSOURCING
TELECOMMUNICATIONS NETWORK SERVICES

Our success is dependent on the continued trend by both wireline and wireless carriers to outsource their design, development, maintenance and upgrading of their new and existing networks. If our existing and potential customers elect to perform more of these services themselves, our revenues may decline and our business would be harmed.

WE ARE SUBJECT TO SPECIAL RISKS ASSOCIATED WITH ACQUISITIONS

Acquisitions involve a number of special risks, some of which include:

*    time associated with identifying and evaluating acquisition candidates;

* diversion of management's attention by the need to integrate the operations and personnel of the acquired companies into our own business and corporate culture;

* assimilation of acquired products, services and operations into our existing products, services and operations;

*    possible adverse short-term effects on our operating results;

* future operating results of the acquisition, including the expansion of its business, retention and growth of its customer base and the demand for its products, technologies or services;

*    assumption of unknown liabilities;

*    realization of acquired intangible assets;

*    loss of key employees of the acquired companies; and

*    other unanticipated events or circumstances.

WE MAY FACE COMPETITION FOR ACQUISITION CANDIDATES

Since 1997, we have experienced substantial growth in our revenues due in part to our acquisitions. The competition for attractive acquisition candidates is intense. Heightened competition for candidates could increase the cost of acquisitions and reduce the number of attractive candidates. We cannot assure you that we will be able to identify additional suitable acquisition candidates, consummate or finance any such acquisitions. We regularly evaluate potential acquisition prospects, but we are not currently negotiating any material acquisitions.

WE HAVE A HIGH DEPENDENCE UPON KEY PERSONNEL

Our success depends, to a significant extent, upon the continued services of our executive officers, both individually and as a group. Our future performance will be substantially dependent on our ability to retain these individuals. The loss of the services of any of our executive officers, particularly Joseph P. Kealy, our Chairman and President, could adversely affect our business. In addition, as we acquire companies we often enter into consulting or employment agreements with their key executives to continue their employment with us. We must compete with much larger companies that have significantly greater resources to attract and retain personnel. We cannot assure you that we will be successful in this regard or, if successful, that the services of such personnel can be secured on terms favorable to us. The loss of the services of any of our key executives or our inability to attract other qualified employees could materially and adversely affect our business and operations.

WE ARE SUBJECT TO LIMITATIONS IMPOSED BY GOVERNMENT REGULATION

Our ability to pursue our business activities is regulated, directly or indirectly, by various agencies and departments of state and local governments.

Licenses from public utilities commissions are frequently required prior to the commencement of services by us and our customers. In addition, our wireless telecommunications customers generally require licenses for their services from the federal government. There can be no assurance that we or our customers will be successful in our or their efforts to obtain necessary licenses or regulatory approvals. Our inability or the inability of any of our customers to secure any necessary licenses or approvals could have a material adverse effect on our business. The cost of compliance with regulations is an additional cost of doing business for us.

WE ARE SUBJECT TO RISKS OF POSSIBLE COST ESCALATION UNDER OUR FIXED PRICE CONTRACTS

A substantial portion of our revenues has been generated principally under firm fixed-price contracts. Fixed-price contracts carry inherent risks, including underestimating costs, problems with new technologies and economic and other changes that may occur over the contract period. We recognize revenues using the percentage-of-completion method. Under this method, revenue is recognized based on actual costs incurred in relation to total estimated costs to complete the contract. This method may result in volatility in our quarterly results. Unforeseen events and circumstances can alter our estimate of the costs and potential profit associated with a particular contract. To the extent that original cost estimates are modified, estimated costs to complete increase, delivery schedules are delayed, or progress under a contract is otherwise impeded, cash flow, revenue recognition and profitability from a particular contract may be adversely affected.

THE ESTIMATED LIQUIDATION VALUE OF OUR EQUIPMENT DISTRIBUTION DIVISION COULD BE LESS THAN ANTICIPATED

During April 2001, the Board of Directors approved a plan to dispose of our equipment distribution division. We are evaluating opportunities to sell the equipment division and expect to complete the disposal by March 31, 2002. As a result, we recorded an estimated net loss on the disposal during the quarter ended March 31, 2001 to adjust the assets of the division to their liquidation value assuming we are unsuccessful in selling the division. This loss was based on our best estimates of the amounts to be realized on the disposal. The amount that we ultimately realize could differ from the amounts assumed in arriving at the loss which could result in an additional charge.

EVEN THOUGH WE HAVE INSURANCE, WE MAY HAVE POTENTIAL EXCESS LIABILITY

We maintain liability insurance to protect against damages to persons or property that may result from our work. If we were to incur liability in excess of our policy coverage, our financial condition could be adversely affected.

WE ARE SUBJECT TO THE ARIZONA ANTI-TAKEOVER STATUTE

The Arizona Corporate Takeover Act ("Takeover Act") was adopted in 1987. The policy of the Takeover Act is to prevent unfriendly corporate takeover attempts by third parties. The Takeover Act prohibits some types of transactions, including "green mail," limits voting rights of certain individuals acquiring shares in the market and regulates various business combinations involving corporate transactions proposed by insiders and as part of a takeover plan.

The Takeover Act enhances the possibility that a potential bidder for our control will be required to act through arm's-length negotiation with respect to a major transaction, such as a merger, consolidation or purchase of substantially all of our assets. The Takeover Act may also have the effect of discouraging tender offers or other stock acquisitions, giving our management power to reject some types of transactions that might be desired by the owners of the majority of our voting securities. The Takeover Act could also be deemed to benefit incumbent management to the extent that the Act deters these offers by persons who would wish to make changes in management or exercise control over management.

OUR CREDIT FACILITY COULD BE ACCELERATED IF WE DEFAULT AND COULD ALSO PREVENT US FROM ENGAGING IN CERTAIN BENEFICIAL TRANSACTIONS

We have a credit facility with a group of financial institutions. The terms of our indebtedness contain customary events of default and covenants. Events that are beyond our control may affect our ability to comply with certain of these provisions. If we breach any of these covenants, we could be in default under the credit facility and a default could accelerate the repayment of the indebtedness. Further, the covenants may significantly restrict our ability to respond to changing business and economic conditions or to secure additional financing, if needed, and prevent us from engaging in transactions that we might otherwise consider beneficial to our business. The following actions, among other things, require the prior written consent of our lenders:

*    making investments in excess of specified amounts;

*    incurring additional indebtedness in excess of a specified amount;

*    paying dividends;

*    making capital expenditures in excess of a specified amount;

*    creating liens on our assets;

*    engaging in mergers or combinations; and

*    engaging in transactions which would result in a "change of control."

On June 14, 2001, we entered into an amended and restated credit agreement with our lenders in connection with our credit facility. Under this new agreement, we renegotiated certain financial ratios and required balances under the original credit agreement in order to bring it into compliance and to be consistent with our current and anticipated level of operations during the term of the facility, which runs through March 31, 2003.

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK AND DO NOT PLAN TO DO SO IN THE FUTURE

Our equity securities are entitled to receive any dividends that may be declared by our board of directors. We have not paid any cash dividends on our common stock and we do not expect to pay cash dividends on our preferred stock or common stock in the near term. We intend to retain any future earnings to provide funds for operations of our business. Investors who anticipate the need for dividends from investments should not purchase our common stock.

FORWARD-LOOKING INFORMATION

This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include, among other things:

*    Our future growth and profitability;

*    Anticipated trends in our industry;

*    Our competitive strengths and business strategy; and

* Our intention to increase our presence and scope by introducing new proprietary wireless products and solutions.

The forward-looking statements included in the prospectus are subject to risks, uncertainties and assumptions about us. Our actual results of operations may differ materially from the forward-looking statements as a result of, among other things; the risks, assumptions and uncertainties relating to the rapid technological and regulatory changes in the telecommunications industry; the volume of work we receive from our customers; the highly competitive nature of the telecommunications service industry; our ability to attract and retain qualified employees; our ability to manage our rapid growth; the possible fluctuation in our quarterly operating results; the short-term nature of many of our contracts; our ability to replace our contracts as they are completed or terminate; the underutilization of our personnel due to project delays, reductions or terminations; dependence on the continued trend toward outsourcing telecommunication services; our ability to identify, finance and assimilate our acquisitions; the competition for acquisition candidates; dependence upon our key personnel; our dependence upon major customers and large contacts; the various limitations imposed on us by our credit facility; and the other risk factors described under "Risk Factors," above. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                 USE OF PROCEEDS

     All net proceeds from the sale of the common stock covered by this prospectus will be received by the Selling Shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock by the Selling Shareholders other than from the possible exercise of warrants to purchase 509,544 shares of common stock at $5.89 per share. Any proceeds received from the exercise of warrants will be used for general corporate purposes.

                              SELLING SHAREHOLDERS

     The following table provides certain information with respect to the common stock beneficially owned by the Selling Shareholders who are entitled to use this prospectus. The information in the table is as of the date of this prospectus. No selling shareholder has had a material relationship with IFC within the past three years other than as a result of the ownership of common stock or Series D Preferred stock. The common stock listed below may be offered from time to time by the Selling Shareholders named below or their nominees

                                                          SHARES
                                                       AVAILABLE FOR        PERCENT OWNED
    NAME AND ADDRESS OF SELLING          SHARES         SALE UNDER        AFTER COMPLETION
           SHAREHOLDER                  OWNED (1)     THIS PROSPECTUS     OF THE OFFERING (1)
           -----------                  ---------     ---------------     -------------------
Henry J. Wojtunik (2)                     924,813          924,813                 *
International FiberCom - ANA, Inc.
One Possumtown Road
Piscataway, New Jersey 08854

Edward D'Amelio (2)                       236,593           85,036                 *
International FiberCom - NYA, Inc.
2940 Richmond Terrace
Staten Island, New York 10303

Charles and Kathleen Beecroft (2)         248,738          248,738                 *
Beecroft Trenching, Inc.
2902 East Jones Avenue
Phoenix, Arizona 85040

Crescent International Ltd (3)          3,601,700        5,500,000                 *
84 Avenue Louis Casai,
1216 Geneva,  Cointrin Switzerland

William and Carolyn Delgado (2)           521,909          391,646                 *
International FiberCom - AST, Inc.
5945 Palm Drive
Carmichael, California 95608

The Kurt Blum Grantor Trust (2)           439,599          439,599                 *
7000 East Belleview Ave., Ste. 350
Englewood, CO 80111

Former shareholders of                    200,249          132,602                 *
All Star Telecom, Inc. (2)

Former shareholders of New CC (2)         113,286          113,286                 *

C. James Jensen (4)                       202,293          150,000                 *
101 Wild Oak Court
Danville, California 94506

                                                   (FOOTNOTES ON FOLLOWING PAGE)

----------
* Less than 1%

(1) Because (i) a selling shareholder may offer all or some of the shares of common stock which he holds pursuant to the offerings contemplated by this prospectus, (ii) the offerings of shares of common stock are not necessarily being underwritten on a firm commitment basis, and (iii) a selling shareholder could purchase additional shares of common stock from time to time, no estimate can be given as to the amount of shares of common stock that will be held by any selling shareholder upon termination of such offerings. See "PLAN OF DISTRIBUTION."

(2) All of the shares owned were acquired in connection with our stock purchase, our merger or our purchase of all or substantially all of the assets of certain subsidiaries including: All Star Telecom, Inc., Anacom Systems Corporation, Beecroft Trenching, Inc., New C.C. Inc., and New York Antenna, Inc. Under the terms of the acquisitions we agreed to register the shares received in the transactions. In the past three years, none of these holders has had a material relationship with us, except that certain individuals have become our employees after completion of the acquisitions.

(3) We completed the private placement of $10 million of Series D Convertible Preferred Stock to Crescent International Ltd., ("Crescent") an investment company managed by GreenLight (Switzerland) SA, and warrants exercisable to purchase 509,554 shares of common stock at a price of $5.89 per share for a five-year term. The Series D Preferred is convertible into common stock at the lower of $5 per share or the average of the five lowest consecutive closing prices of the common stock for the 22 days preceding the conversion date. If the Series D Convertible Preferred Stock had been converted on June 29, 2001, such shares would convert into 3,092,146 shares of common stock at $3.234 per share. In accordance with the Registration Rights Agreement between Crescent and us, we are required to initially register for resale an aggregate of 5,500,000 shares of common stock to cover the common stock upon conversion of the Series D Convertible Preferred Stock and the exercise of the warrants.

(4) In October 2000, Mr. Jenson, a non-employee director, exercised 150,000 stock options paying a cash exercise price of $6.00 per share. These shares were not issued under any of our stock option plans and, therefore, are included in this registration statement.

                              PLAN OF DISTRIBUTION

     We are registering the common shares covered by this prospectus for the Selling Shareholders. As used in this prospectus, "Selling Shareholders" includes the pledgees, donees, transferees or others who may later hold the Selling Shareholders' interests. We will pay the costs and fees of registering the common shares, but the Selling Shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common shares.

     The Selling Shareholders may sell the common shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the Selling Shareholders may sell some or all of their common shares through:

     - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     When selling the common shares, the Selling Shareholders, except Crescent who is contractually prohibited from engaging in short sales, may enter into hedging transactions. For example, the Selling Shareholders may:

     - enter into transactions involving short sales of the common shares by broker-dealers;

     - sell common shares short themselves and redeliver such shares to close out their short positions;

     - enter into option or other types of transactions that require the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

     - loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The Selling Shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the Selling Shareholders may allow other broker-dealers to participate in resales. However, the Selling Shareholders and any broker-dealers involved in the sale or resale of the common shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act of 1933 (the "1933 Act"). In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the Selling Shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act. We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     In addition to selling their common shares under this prospectus, the Selling Shareholders may:

     -    agree  to  indemnify  any   broker-dealer  or  agent  against  certain
          liabilities related to the selling of the common shares, including liabilities arising under the 1933 Act;

     -    transfer their common shares in other ways not involving market makers
          or  established   trading   markets,   including   directly  by  gift,
          distribution, or other transfer; or

     - sell their common shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

                                  LEGAL MATTERS

     The legality of the securities offered hereby has been passed upon for us by Quarles & Brady Streich Lang LLP, Phoenix, Arizona. One or more members of such law firm who have worked on substantive matters for us own shares of our common stock constituting less than 1% of our total outstanding common stock.

                                     EXPERTS

     The consolidated financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.